Exhibit 99.1

7-ELEVEN, INC. REPORTS SECOND QUARTER 2004 CORE EARNINGS

INCREASE OF 27.7% TO $48.8 MILLION;

POSTS 15.8% INCREASE IN TOTAL REVENUE TO $3.2 BILLION;

RAISES 2004 CORE EARNINGS GUIDANCE

Second Quarter 2004 Highlights:

•	Reported core earnings of $48.8 million, or $0.39 per diluted share, a 27.7 percent increase over second quarter 2003

•	Achieved total revenue increase of $430.8 million, or 15.8 percent, to $3.2 billion

•	Increased total merchandise sales by $156.0 million, or 8.3 percent, to $2.0 billion

•	Produced a 7.1 percent increase in U.S. same-store merchandise sales

•	Improved merchandise gross profit by 8.3 percent to $724.5 million

•	Grew total gasoline gallons by 5.8 percent to 558 million; gasoline gross profit at $91.5 million with a 16.4 cent per-gallon margin

•	Completed sale of Cityplace headquarters which reduced debt by $110 million

DALLAS, July 22, 2004—7-Eleven, Inc. (NYSE: SE), the largest chain in the convenience retailing industry, today reported that core earnings, which exclude non-operating items, grew to $48.8 million, or $0.39 per diluted share, for the quarter ended June 30, 2004. This compares to core earnings of $38.2 million, or $0.32 per diluted share, for the second quarter of 2003. Second quarter net earnings for 2004 were $47.7 million, or $0.39 per diluted share, compared to net earnings of $39.3 million, or $0.33 per diluted share, in the same quarter a year ago.

EARNINGS SUMMARY (Unaudited)

($ in millions)

	Three Months Ended June 30,
	2003	2004
Net Earnings	$39.3	$47.7
Adjustments (Net of Tax):

Non-Operating Items:
• Currency Conversion Gain	(2.2)	(3.3)
• Infrastructure Consolidation and Other Items, Net	—	4.1
• Discontinued Operations (SFAS No. 144, Impairment/Disposal of Long-Lived Assets)	1.1	0.3

Core Earnings	$38.2	$48.8

Review of Second Quarter 2004 Core Earnings

Total revenues for the second quarter grew 15.8 percent to $3.2 billion. Total merchandise sales for the quarter increased 8.3 percent to $2.0 billion. This growth was driven primarily by a 7.1 percent increase in U.S. same-store merchandise sales, on top of a 1.4 percent increase in the second quarter of 2003. Among the categories that contributed to the merchandise sales increase were hot and cold beverages, fresh food, beer and cigarettes.

“The second quarter of 2004 was our thirty-first consecutive quarterly increase in U.S. same-store merchandise sales,” said Jim Keyes, 7-Eleven’s president and chief executive officer. “Continued new product innovation, the growth of our fresh food business and improved in-store execution has been fundamental to our ability to sustain merchandise sales improvements. As our model market initiative expands, it has contributed to an improvement in the product assortment at store level,” he added. “In turn, a robust pipeline of new items provides our store operators with fresh and unique products to better satisfy our customers in a constantly changing marketplace,” Keyes said.

For the second quarter, merchandise gross profit grew 8.3 percent to $724.5 million. Merchandise gross profit margin was at 35.61 percent, or basically flat compared to the prior-year quarter.

7-Eleven grew total gasoline gallons 5.8 percent to 558.3 million gallons for the second quarter of 2004. Gasoline revenues for the quarter were $1.1 billion compared to $825.2 million in the same quarter a year ago. The 32.3 percent increase in gasoline revenues is due to an increase in average retail gasoline prices year over year, as well as a 4.7 percent increase in per-store gallon sales. The average retail price of gasoline was $1.96 in the second quarter of 2004, compared to $1.56 in the second quarter of 2003.

Gasoline gross profit was $91.5 million, or virtually flat compared to the second quarter of 2003. Expressed as cents per gallon, the gasoline margin was 16.4 cents in the second quarter of 2004 compared to 17.4 cents in the second quarter of 2003. “In spite of the continued increase of wholesale prices throughout most of the quarter, we aggressively managed retail prices at every store, every day, producing another solid quarter of gasoline volume growth combined with strong cent-per-gallon margins,” said Keyes.

During the second quarter, 7-Eleven and Cyphermint, Inc. mutually agreed to end the e-shopping services that were being provided by Cyphermint on the Vcom kiosk. Accordingly, the company recognized in other income the deferred revenue associated with this contract in the amount of $2.8 million after-tax, or $0.02 per diluted share.

Operating, selling, general and administrative (OSG&A) expenses rose 7.7 percent to $755.9 million in the second quarter of 2004. Expressed as a percent of total revenue, OSG&A was 23.9 percent, compared to 25.7 percent in the prior-year second quarter. After normalizing for the higher gasoline revenue due to the 40-cent per-gallon increase in gasoline retail prices year over year, OSG&A for the second quarter of 2004 as a percent of total revenue would have been 25.7 percent, or flat with the prior-year quarter.

Summary of Second Quarter 2004 Non-Operating Items

The company closed 7 stores during the second quarter of 2004. In accordance with SFAS 144, the company reclassified the after-tax results of stores closed during the second quarter, as well as the results of store closings since Jan. 1, 2002, to Discontinued Operations for all periods presented.

The company reported an after-tax, non-cash currency conversion gain of $3.3 million for the second quarter of 2004.

The company completed the sale of its Cityplace headquarters in late April. As previously reported, the company will recognize a pre-tax gain of $17.5 million from the sale to be amortized over the next three years as a non-operating item. This contributed approximately $1.0 million in pre-tax, non-core gains to the second quarter. In addition, the company recorded a one time, pre-tax charge of approximately $7.5 million which related to the early retirement of the Cityplace Term Loan. These two items are included in Infrastructure and Other Items as a $4.1 million after-tax charge.

Capital Expenditures

During the second quarter of 2004, 7-Eleven invested approximately $48 million in capital expenditures. The company anticipates that capital expenditures in 2004 will be in the range of $345 million to $375 million, and expects to open around 80 stores throughout the U.S. and Canada.

7-Eleven Stores

The company opened 15 stores in the U.S. and Canada during the second quarter. As of June 30, 2004, the company and its franchisees operated 5,792 stores.

Internationally, licensees opened a net 375 stores during the quarter. As of June 30, 2004, there were approximately 26,600 7-Eleven stores around the globe.

2004 Outlook

“For the second time this year, we are raising our core earnings guidance per diluted share for 2004 from $0.86 to $0.90, to a revised range of $0.88 to $0.92,” said Keyes. “With our sustained strength in merchandise sales and gross profit and continued growth in gasoline gallons with stable margins, we are confident in our continued improvement during 2004,” added Keyes.

Core Earnings Guidance

The company believes that core earnings, which exclude non-operating items, are more indicative of the company’s operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.

Internet Broadcast of Earnings Conference Call and Replay

The second quarter 2004 earnings conference call will begin at 9:00 a.m. ET on Thursday, July 22, 2004. The call will be available by Web cast at www.7-Eleven.com or by phone at 1-800-540-0559 for domestic callers or 1-785-832-1508 for international callers. A replay of the call will be available two hours after the call until Thursday, August 5, 2004. The replay may be accessed either through the

Investor Relations section of www.7-Eleven.com or by calling 1-888-562-3382 (domestic callers) or 1-402-220-1192 (international callers).

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 20,800 7-Eleven stores in 17 other countries and U.S. territories throughout the world. During 2003, 7-Eleven stores worldwide generated total sales of more than $36 billion. Find out more online at www.7-Eleven.com.

This release, and the accompanying discussion on the earnings conference call on July 22, 2004, includes certain statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company’s annual report on Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and current reports on Form 8-K.

Contact Information:

Carole Davidson, CFA	Margaret Chabris
Vice President, Investor Relations	Media Relations
(214) 828-7021	(214) 828-7345

7-ELEVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Shares and dollars in thousands, except per-share data)

(UNAUDITED)

	Three Months Ended June 30		Year To Date Ended June 30
	2003	2004	2003	2004
Revenues:
Merchandise sales	$1,878,730	$2,034,715	$3,525,084	$3,825,726
Gasoline sales	825,218	1,091,452	1,641,036	2,018,351

Net sales	2,703,948	3,126,167	5,166,120	5,844,077
Other income	24,205	32,827	44,954	64,069

Total revenues	2,728,153	3,158,994	5,211,074	5,908,146

Costs and expenses:
Merchandise cost of goods sold (1)	1,209,954	1,310,209	2,287,497	2,469,679
Gasoline cost of goods sold	733,431	999,911	1,481,586	1,855,257

Total cost of goods sold	1,943,385	2,310,120	3,769,083	4,324,936
Operating, selling, g&a expenses (1)	701,973	755,878	1,330,033	1,452,289
Interest expense, net (1)	17,836	15,760	35,825	35,944

Total costs and expenses	2,663,194	3,081,758	5,134,941	5,813,169

Earnings from continuing operations before income tax and cumulative effect of accounting change	64,959	77,236	76,133	94,977
Income tax expense	24,573	29,172	28,931	36,091

Earnings from continuing operations before cumulative effect of accounting change	40,386	48,064	47,202	58,886

Loss on discontinued operations (net of tax benefit of $626, $189, $1,815 and $769)	(1,101)	(348)	(2,961)	(1,255)

Cumulative effect of accounting change (net of tax benefit of $3,284 )	—	—	—	(5,137)

Net earnings	$39,285	$47,716	$44,241	$52,494

Net earnings per common share:
Basic
Earnings from continuing operations before cumulative effect of accounting change	$.38	$.43	$.45	$.53
Loss on discontinued operations	(.01)	.00	(.03)	(.01)
Cumulative effect of accounting change	—	—	—	(.05)

Net earnings	$.37	$.43	$.42	$.47

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.34	$.39	$.41	$.49
Loss on discontinued operations	(.01)	(.00)	(.02)	(.01)
Cumulative effect of accounting change	—	—	—	(.04)

Net earnings	$.33	$.39	$.39	$.44

Weighted average shares:
Basic	104,902	112,028	104,878	111,932
Diluted	126,648	129,320	126,434	129,124

Operating stores at end of period			5,787	5,792

(1) – Prior year amounts have been reclassified to conform to the current year presentation.

FINANCIAL HIGHLIGHTS

	Three Months Ended				Six Months Ended
($ millions—except per share data)	06/30/03	06/30/04	% or Unit Change		06/30/03	06/30/04	% or Unit Change
Earnings
Core Earnings	$38.2	$48.8			$43.1	$62.2
Conversion Gain / (Loss)	2.2	3.3			2.4	0.8
Infrastructure Consolidation and Other Items	—	(4.1)			1.7	(4.1)
Discontinued Operations (SFAS No. 144)	(1.1)	(0.3)			(3.0)	(1.3)
Accounting Change (1)	—	—			—	(5.1)

Net Earnings as Reported	$39.3	$47.7			$44.2	$52.5

Net earnings per diluted share

Core Earnings	$.32	$.39			$.38	$.52
Conversion Gain / (Loss)	.02	.03			.02	.00
Infrastructure Consolidation and Other Items	.00	(.03)			.01	(.03)
Discontinued Operations (SFAS No. 144)	(.01)	.00			(.02)	(.01)
Accounting Change (1)	—	—			—	(.04)

Net Earnings as Reported	$.33	$.39			$.39	$.44

Weighted Average Shares Outstanding (basic in 000's)	104,902	112,028			104,878	111,932
Weighted Average Shares Outstanding (diluted in 000's)	126,648	129,320			126,434	129,124

EBITDA (2)(3)	$156.2	$173.6	$17.4		$254.1	$291.5	$37.4

Interest Coverage Ratio (4)					6.49	6.76

Key Data
Total Revenue	$2,728.2	$3,159.0	15.8%		$5,211.1	$5,908.1	13.4%
Merchandise Sales	$1,878.7	$2,034.7	8.3%		$3,525.1	$3,825.7	8.5%
U.S. Same-Store Sales Increase	1.4%	7.1%			2.5%	6.6%
Merchandise Gross Profit (3)	$668.8	$724.5	$55.7		$1,237.6	$1,356.0	$118.4
Merchandise GP Margin (3)	35.60%	35.61%	1	bp	35.11%	35.45%	34	bp

Gasoline Sales	$825.2	$1,091.5	32.3%		$1,641.0	$2,018.4	23.0%
Gasoline Gallons	527.5	558.3	5.8%		1,028.5	1,104.6	7.4%
Gasoline Gross Profit	$91.8	$91.5	(0.3)%		$159.5	$163.1	2.3%
Gasoline CPG	17.4	16.4	(1.0)		15.5	14.8	(0.7)
Gasoline GP Margin	11.12%	8.39%	(273)	bp	9.72%	8.08%	(164)	bp

Average Per Store Day Data Percent Incr/(Decr)
Merchandise GP Growth per store	2.1%	6.9%	4.8		2.4%	7.5%	5.1
Gasoline Gallons Sold	4.1%	4.7%	0.6		4.6%	5.6%	1.0
Gasoline GP Dollars	19.1%	(1.4)%	(20.5)		32.0%	0.6%	(31.4)
Total GP Dollars	5.8%	4.9%	(0.9)		8.1%	5.8%	(2.3)

Total Stores (end of period)
U.S. and Canada					5,787	5,792	5
Gasoline Stores					2,444	2,439	(5)
Worldwide					25,149	26,580	1,431

Balance Sheet Items (end of period)
Debt					$1,437.4	$1,137.2
Convertible Quarterly Income Debt Securities					$380.0	$300.0
Stockholders' Equity					$227.9	$393.0

(1) Year-to-date 2004 reported net earnings includes the one-time cumulative effect charges of $(5.1) million or $(0.4) per diluted share in connection with the adoption of FIN 46R which relates to variable interest entities.

(2) EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative effect of accounting changes.

(3) Prior year amounts have been reclassified to conform to the current year presentation.

(4) Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ended June 2003 and 2004, respectively.